Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Brocade Communications Systems, Inc.:
We consent to the inclusion in this Registration Statement on Form S-4 of our report dated January 16, 2006, with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 29, 2005 and October 30, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 29, 2005, and related financial statement schedule, and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
Mountain View, California
September 28, 2006